Exhibit 10.4

STOCKHOLDERS AGREEMENT OF

ITG, INC.

THIS STOCKHOLDERS AGREEMENT, dated as of [•] (as it may be amended or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is entered into by and among ITG, Inc., a Delaware corporation (the “Company”), OCM Power VI AIV Holdings (Delaware), L.P., a Delaware limited partnership (“Oaktree Blocked Fund”), Oaktree Power Opportunities Fund VI Master Holdings (Delaware), L.P., a Delaware limited partnership (“Oaktree Main Fund” and, together with Oaktree Blocked Fund, the “Investors”), and ITG Management Holdings, LLC, a Delaware limited liability company (“Management Holdings”).

RECITALS

WHEREAS, Oaktree Blocked Fund owns Class A Common Stock of the Company and Oaktree Main Fund and Management Holdings own, directly or indirectly, outstanding limited liability company interests in ITG Parent, LLC, a Delaware limited liability company (“ITG Parent”), which limited liability company interests constitute and are defined as “Common Units” pursuant to the Second Amended and Restated Limited Liability Company Agreement of ITG Parent, dated as of [the date hereof] (as it may be amended or otherwise modified from time to time, the “LLC Agreement,” and such limited liability company interests, the “Common Units”);

WHEREAS, the Company is contemplating an offering and sale of the shares of Class A Common Stock in an underwritten initial public offering (the “IPO”);

WHEREAS, in connection with and immediately prior to the IPO, the Company will be a party to a series of reorganization transactions with ITG Parent and various other parties as a result of which, among other things, (i) the Company will hold, indirectly through its subsidiary ITG Intermediate, LLC, a Delaware limited liability company (“Intermediate”), Common Units, (ii) Intermediate will become the sole managing member of ITG Parent, and (iii) Oaktree Main Fund and Management Holdings will become holders of Class B Common Stock;

WHEREAS, upon completion of the IPO, Oaktree Blocked Fund will continue to be a record holder of shares of Class A Common Stock and Oaktree Main Fund and Management Holdings will continue to be the record holders of shares of Class B Common Stock;

WHEREAS, immediately following the completion of the IPO, (i) the Company will contribute the net proceeds of the IPO to Intermediate, which will contribute such net proceeds to ITG Parent in exchange for additional Common Units, and such net proceeds would be used by the subsidiaries of ITG Parent to repay approximately $[•] million in aggregate principal amount of borrowings outstanding under its revolving credit facility and approximately $[•] million in aggregate principal amount of borrowings outstanding under its term loan facility, and for general corporate purposes to support the growth of the business, and (ii) in the event that the underwriters exercise their option to purchase additional shares of Class A Common Stock to cover over-allotments, the Company will use the net proceeds of such sale to purchase Common Units directly from ITG Parent, and ITG Parent will use such net proceeds to purchase a portion of the Common Units held by Oaktree Main Fund and Management Holdings for cash; and

WHEREAS, in connection with, and effective upon the completion of the IPO (such date of completion, the “IPO Date”), the Company, the Investors and Management Holdings wish to set forth certain understandings between such parties, including with respect to certain governance and voting matters; and

WHEREAS, this Agreement shall become effective upon the Closing on the IPO Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree as follows:

AGREEMENT

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any claim, charge, demand, action, cause of action, inquiry, audit, suit, arbitration, indictment, litigation, hearing or other proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).

“Affiliate” means, when used with reference to another Person, any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such other Person; provided that, for the avoidance of doubt, Affiliates of Oaktree shall include its employees in their capacities as such but shall exclude advisors, consultants, operating partners and similar service providers.

“Agreement” has the meaning set forth in the introductory paragraph.

“Authorized Recipients” has the meaning set forth in Section 1.05(a).

“Beneficial Owner” means, with respect to any security, any Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has (a) voting power, which includes the power to vote, or to direct the voting of, such security or (b) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the board of directors of the Company.

“Business Day” means any calendar day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to close.

“Bylaws” means the amended and restated bylaws of the Company, as in effect on the IPO Date, as may be amended or otherwise modified from time to time.

“Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company, as in effect on the IPO Date, as may be amended or otherwise modified from time to time.

“Chosen Courts” has the meaning set forth in Section 1.07(k).

“Class A Common Stock” means the Class A common stock, par value $0.001 per share, of the Company.

“Class B Common Stock” means the Class B common stock, par value $0.001 per share, of the Company.

“Closing” means the closing of the IPO on the IPO Date.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Confidential Information” has the meaning set forth in Section 1.05(a).

“Company” has the meaning set forth in the preamble.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Director” means a member of the Board.

“Equity Incentive Plan” means the Company’s Omnibus Incentive Plan adopted on the IPO Date (or any similar replacement plan subsequently approved by the Board and the stockholders as required by the DGCL or any applicable exchange listing requirements), as it may be amended or otherwise modified from time to time.

“Equity Securities” means, with respect to any Person, all of the shares, interests, rights, participations, preferred equity certificates, convertible preferred equity certificates or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in, including any limited or general partnership interest and any limited liability company membership interest) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Full Board” means the total number of Directors constituting the entire Board as determined in accordance with the Certificate of Incorporation and Bylaws.

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case, having jurisdiction over the Company or any of its Subsidiaries or any of the property or other assets of the Company or any of its Subsidiaries.

“Independent Director” has the meaning set forth in Section 1.02(a).

“Investors” has the meaning set forth in the preamble.

“IPO” has the meaning set forth in the recitals.

“IPO Date” has the meaning set forth in the recitals.

“ITG Parent” has the meaning set forth in the recitals.

“Management Holdings” has the meaning set forth in the recitals.

“Necessary Action” shall mean, with respect to the Company and a specified result, all actions (to the extent such actions are not prohibited by applicable law and are within the Company’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that the Company’s directors may have in such capacity) necessary to cause such result, including (i) calling meetings of stockholders, (ii) assisting in preparing or furnishing forms of ballots, proxies, consents or similar instruments, if applicable, in each case, with respect to shares of Voting Stock, and facilitating the collection or processing of such ballots, proxies, consents, or instruments, (iii) executing agreements, documents, certificates and other similar written instruments, (iv) making, or causing to be made, with any government, governmental department or agency, or political subdivision thereof, all filings, registrations, or similar actions that are required to achieve such result, (v) nominating or appointing, or taking steps to cause the nomination or appointment of, certain Persons (including to fill vacancies) and providing the highest level of support for the election or appointment of such Persons to the Board or any committee thereof, including in connection with the annual or special meeting of stockholders of the Company, and (vi) paying any costs, expenses or fees arising out of or in connection with any of the foregoing.

“Nominating and Corporate Governance Committee” means the nominating and corporate governance committee of the Board or any committee of the Board authorized to perform the function of recommending to the Board the nominees for election as Directors or nominating the nominees for election as Directors.

“Oaktree” means Oaktree Capital Management L.P. and any successor thereto.

“Oaktree Designee” has the meaning set forth in Section 1.02(b).

“Oaktree Blocked Fund” has the meaning set forth in the recitals.

“Oaktree Group” means Oaktree and its Affiliates, including the Investors and Management Holdings.

“Oaktree Main Fund” has the meaning set forth in the recitals.

“Person” means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an exempted company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof and as may be amended or otherwise modified from time to time, by and among the Company, the Investors and the other parties thereto from time to time.

“Restricted Shares” means shares of Common Stock awarded under the Equity Incentive Plan subject to time and performance vesting restrictions.

“Stockholders” means holders of Common Stock of the Company.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing member, general partner or analogous controlling Person of such limited liability company, partnership, association or other business entity. Unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of the date hereof and as may be amended or otherwise modified from time to time, by and among the Company, the Investors and the other parties thereto.

“Trigger Event” means such time, if any, upon which the Oaktree Group ceases to Beneficially Own shares of Voting Stock representing, in the aggregate, at least 40% of the voting power of the then-outstanding Voting Stock of the Company that are not Restricted Shares.

“Voting Stock” means any Equity Securities of the Company entitled to vote generally in the election of directors.

Section 1.02 Board of Directors.

(a) Composition of Initial Board. As of the IPO Date, the Board shall comprise nine (9) Directors, (i) the following six (6) of whom shall be deemed to have been designated by the Investors as Oaktree Designees (as defined below): Michael Brooks, Peter Giacalone, James Lee, Robert Wu, Nicholas Papadakis and Dylan Petre; (ii) one (1) of whom shall be the Company’s current chief executive officer, Andrew Parrott; and (iii) the following two (2) of whom shall be deemed “Independent Directors”: William LaPerch and Francis A. Braun III.

(b) Nomination of Oaktree Designees. Notwithstanding anything herein to the contrary, following the IPO Date:

(i) Until the Trigger Event, the Investors, acting collectively, shall have the right, but not the obligation, to nominate to the Board six (6) Directors;

(ii) For so long as the Oaktree Group Beneficially Owns shares of Voting Stock representing, in the aggregate, at least:

(A) 35%, but less than 40%, of the voting power of the then-outstanding Voting Stock of the Company that are not Restricted Shares, the Investors, acting collectively, shall have the right, but not the obligation, to nominate to the Board five (5) Directors;

(B) 30%, but less than 35%, of the voting power of the then-outstanding Voting Stock of the Company that are not Restricted Shares, the Investors, acting collectively, shall have the right, but not the obligation, to nominate to the Board four (4) Directors;

(C) 20%, but less than 30%, of the voting power of the then-outstanding Voting Stock of the Company that are not Restricted Shares, the Investors, acting collectively, shall have the right, but not the obligation, to nominate to the Board three (3) Directors;

(D) 10%, but less than 20%, of the voting power of the then-outstanding Voting Stock of the Company that are not Restricted Shares, the Investors, acting collectively, shall have the right, but not the obligation, to nominate to the Board two (2) Directors; and

(E) 5%, but less than 10%, of the voting power of the then-outstanding Voting Stock of the Company that are not Restricted Shares, the Investors, acting collectively, shall have the right, but not the obligation, to nominate to the Board one (1) Director.

Any such Director(s) nominated pursuant to Section 1.02(b)(i) or Section 1.02(b)(ii) shall be the “Oaktree Designee” or “Oaktree Designees,” as applicable. In the event the size of the Full Board is increased, the Investors’ nomination rights set forth in Section 1.02(b)(i) or Section 1.02(b)(ii) shall be proportionately increased such that the Investors have the right to nominate Directors representing the same percentage of the Full Board, rounded up to the nearest whole director, following such increase as prior to such increase.

The Investors shall designate each Oaktree Designee for nomination by delivering to the Company (i) a written notice at least ninety (90) days prior to the one (1) year anniversary of the filing of the definitive proxy statement for the preceding annual meeting (or such shorter period as is agreed in writing by the Company) setting forth the individual to be nominated and such individual’s business address, telephone number and e-mail address and (ii) a signed D&O questionnaire (based on a form to be provided by the Company) duly completed by such individual; provided, that if the Investors shall fail to deliver such written notice, the Investors shall be deemed to have designated the Oaktree Designee(s) whose term is expiring.

For the avoidance of doubt, with respect to any person designated by the Investors pursuant to this Section 1.02(b), the Investors shall only be required to comply with the provisions of this Section 1.02(b) and the Investors shall not be required to comply with the advance notice provision of the Bylaws. Notwithstanding anything in this Section 1.02(b) to the contrary, the Investors may also directly nominate individuals to serve on the Board pursuant to and in accordance with applicable law (including stock exchange regulations) and the advance notice provisions of the Bylaws.

If the Company adopts a policy that directors own a minimum amount of equity securities in the Company, Oaktree Designees shall not be subject to such policy.

(c) CEO Director. Notwithstanding anything herein to the contrary, following the IPO Date, the Company’s chief executive officer shall be a Director, which shall initially be Andrew Parrott. Any such Director shall be the “CEO Director.”

(d) Resignation of Oaktree Designees. For so long as the Investors are entitled to designate at least one (1) individual for nomination to the Board, the Investors shall have the exclusive right to request the removal of any Oaktree Designee, with or without cause and at any time, by sending a written notice to such Oaktree Designee and the Company’s Secretary stating the name of the Oaktree Designee or the Oaktree Designees whose removal from the Board is requested. Such Oaktree Designee or Oaktree Designees shall immediately tender their resignation upon such request or the Company shall thereafter take all Necessary Action to facilitate the removal of such Oaktree Designee from the Board. If at any point the number of Oaktree Designees then serving on the Board exceeds the number of Directors which the Investors are entitled to nominate pursuant to Section 1.02(b) (each, an “Excess Director”), then, unless the Board otherwise requests, the Investors shall cause the Excess Director to offer to tender their resignation at least sixty (60) days prior to the expected date of the Company’s next annual meeting of stockholders for which the Company has not yet proposed a slate of directors; provided, that, for the avoidance of doubt, such resignation may be made effective as of the last day of the then-current term of such Excess Director.

(e) Vacancies of Directors. In the event that a vacancy is created at any time by the death, disability, removal or resignation of any Director designated pursuant to Section 1.02(b) or Section 1.02(c), subject to their fiduciary duties under applicable law, the remaining Directors shall cause the vacancy created thereby to be filled, (1) in the case of a vacancy created by an Oaktree Designee, by a new designee of the Investors, (2) in the case of a vacancy created by the CEO Director due to the death, disability, removal or resignation of the chief executive officer of the Company, by the replacement chief executive officer of the Company, and (3) in the case of a vacancy created by an Independent Director, by a person identified by the Board (with the assistance of the Nominating and Corporate Governance Committee) and nominated by the Nominating and Corporate Governance Committee, and the Company agrees to take, at any time and from time to time, all Necessary Action to cause any vacancies to be filled pursuant to this Section 1.02(e); provided, that notwithstanding the foregoing, in the absence of any designation from the Investors holding the right to designate a Director as specified above, the Director previously designated by them and then serving shall be reelected if still eligible and willing to serve as provided herein and otherwise, such Board seat shall remain vacant.

(f) Committees. Subject to applicable law, the Board may delegate any of its power and authority to manage the business and affairs of the Company to any standing or special committee upon such terms as it sees fit as permitted by law and as set forth in the resolutions creating such committee. As of the IPO Date, (i) the initial members of the Compensation Committee shall be William LaPerch, who shall be chairperson of such committee, James Lee and Robert Wu; (ii) the initial members of the Nominating and Corporate Governance Committee shall be James Lee, who shall be chairperson of such committee, Robert Wu and Dylan Petre; and (iii) the initial members of the Audit Committee shall be Francis Braun III, who shall be the chairperson of such committee, William LaPerch and Nicholas Papadakis. Subject to applicable laws and stock exchange regulations, and subject to requisite independence requirements applicable to such committee, (A) prior to the Trigger Event, the Investors shall be entitled to designate a majority of the members of the Compensation Committee and the Nominating and Corporate Governance Committee, and (B) for so long as the Investors are entitled to designate one (1) or more Directors pursuant to Section 1.02(b), the Investors shall be entitled to designate at least one (1) member of each committee of the Board; provided, further, that, any special committee established to evaluate any transaction in which the Oaktree Group has an interest which is in conflict with the interests of the Company shall not include any Oaktree Designee. It is understood by the parties hereto that the Investors shall not be required to have the Oaktree Designees represented on any committee and any failure to exercise such right in this section in a prior period shall not constitute any waiver of such right in a subsequent period. Each committee shall keep regular minutes and report to the Board when required.

(g) Reimbursement of Expenses. Any Director who is not an employee of the Company or any of its Subsidiaries shall be entitled to cash and/or equity compensation and is eligible to participate in Company equity plans and indemnification in connection with his or her role as a director, and each Oaktree Designee shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board, or any committees thereof and meetings of the Stockholders of the Company (if attending in their capacity as a Director at the request of the Board). Any Oaktree Designee may assign the rights set forth in this Section 1.02(g) to any member of the Oaktree Group at the option of such Oaktree Designee.

(h) No Liability for Election of Recommended Directors. None of the Company or any of the Oaktree Group, nor any officer, director, stockholder, partner, employee or agent of any such party, makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

(i) Additional Company Obligations.

(i) The Company agrees to take all Necessary Action to cause the individuals designated in accordance with Section 1.02(b) and Section 1.02(c) to be elected as members of the Board.

(ii) The Company shall take all Necessary Action (A) to maintain in effect at all times customary directors and officers liability insurance and fiduciary liability insurance with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable, in the aggregate, to the insured parties as provided in the Company’s policies in effect as of the IPO Date; provided that, upon any Oaktree Designee ceasing to serve on the Board for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage (or purchase a “tail” or “runoff” policy) for a period of not less than six (6) years from the time at which such Oaktree Designee ceases to serve on the Board, in respect of any act or omission occurring at or prior to such cessation of service, on terms and conditions no less favorable than those in the policy in effect at the time of such cessation, and (B) to ensure the Certificate of Incorporation and the Bylaws shall at all times provide for indemnification, exculpation and advancement of expenses with respect to all Directors (including, for the avoidance of doubt, the Oaktree Designees) to the fullest extent permitted under applicable law. The Company shall not alter, in any manner adverse to the Oaktree Designees, any rights to indemnification and exculpation from liabilities currently afforded to members of the Board, provided they are permitted by applicable law, pursuant to the Certificate of Incorporation, the Bylaws or any indemnification agreement, in each case, as in effect as of the IPO Date. If the Company or any of its respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company shall covenant to afford to each of the Oaktree Designees such rights to indemnification and exculpation from liabilities.

(iii) At any time the Board is classified in accordance with the terms of the Certificate of Incorporation, including at the IPO Date, the Oaktree Designees shall be apportioned among the three classes of Directors as nearly equal in number as possible, and any remaining Oaktree Designees will be designated a Class III Director, in each case unless otherwise requested by the Investors.

(iv) As of the IPO Date, the Company is a “controlled company.” For so long as the Company qualifies as a “controlled company” under the applicable listing standards then in effect, the Company will elect to be a “controlled company” for purposes of such applicable listing standards and will disclose in its annual meeting proxy statement that it is a “controlled company” and the basis for that determination.

(j) Voting at Meetings of Stockholders. Each of the Investors and Management Holdings, so long as such party holds Equity Securities of the Company, agrees to vote, and to procure the vote of its Affiliates, to vote in person or by proxy, or to act by written consent (if applicable) with respect to all Voting Stock Beneficially Owned by it to cause the election of the Persons designated pursuant to this Section 1.02.

Section 1.03 Information Rights and Cooperation.

(a) So long as the Oaktree Group Beneficially Owns shares of Voting Stock representing, in the aggregate, at least five percent (5%) of the voting power of the then-outstanding Voting Stock, the Company shall provide to the Investors and any of their designated representatives: (1) monthly consolidated financial statements of the Company and its Subsidiaries, consisting of (i) an income statement, (ii) a balance sheet, and (iii) a statement of cash flows, in each case prepared in good faith and in reasonable detail, within thirty (30) days after the end of each month; (2) access to any portal or equivalent means of dissemination of information to the Board maintained by the Company; and (3) reasonable access, during normal business hours, with reasonable prior notice and so long as such access does not unreasonably interfere with the operations of the Company or its Subsidiaries, to examine the books and records of the Company and its Subsidiaries and to any officer of the Company or its Subsidiaries to discuss the affairs, finances and condition of the Company and its Subsidiaries; provided, each Investor may waive the right to receive all or any portion of the foregoing information and access at any time at the election of such Investor by providing written notice to the Company, which notice may specify a time period for the duration of such waiver (and, for the avoidance of doubt, following such specified time period, the applicable rights set forth in this Section 1.03(a) shall no longer be deemed waived).

(b) So long as the Oaktree Group Beneficially Owns shares of Voting Stock representing, in the aggregate, at least five percent (5%) of the voting power of the then-outstanding Voting Stock, the Company shall keep each Oaktree Designee serving as a Director informed, on a current basis, of any events, discussions, notices or changes with respect to any tax, criminal or regulatory investigation or action involving the Company or any of its Subsidiaries that could reasonably be expected to be material to the Company, and shall reasonably cooperate with the Investors and their respective Affiliates in an effort to avoid or mitigate any cost or regulatory consequences to the Investors or their Affiliates that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities and coordinating and providing assistance in meeting with regulators).

(c) For so long as any Investor or any other member of the Oaktree Group needs access to information from the Company for purposes of complying with their respective income tax reporting obligations, the Company shall promptly provide, or cause to be provided, all reasonably requested information and supporting documentation to such Investor or such member of the Oaktree Group (or their respective tax advisors or counsel) to allow such Investor or such member of the Oaktree Group to timely file their respective income tax returns.

(d) The Company, the Investors and Management Holdings shall reasonably coordinate and cooperate with one another with respect to (i) exchanging and providing such information to each other in connection with any regulatory notifications, filings or other obligations of each party or any of their respective Affiliates, (ii) making any applicable regulatory notifications and filings of each party or any of their respective Affiliates and (iii) taking such other action to comply with any applicable regulatory obligations of each party or any of their respective Affiliates; provided that such material may be redacted or provided on an outside-counsel-only basis, as necessary, (x) to comply with contractual arrangements, (y) to address good faith legal privilege or confidentiality concerns and (z) to comply with applicable law. In addition, each party shall supply such reasonable assistance as may be reasonably requested by any other party in connection with the foregoing.

Section 1.04 Consent Rights. So long as the Oaktree Group Beneficially Owns shares of Voting Stock representing, in the aggregate, twenty five percent (25%) or more of the voting power of the then-outstanding Voting Stock, without the prior written consent of the Investors (which consent may be withheld or granted in their discretion) the Company shall not, and shall cause its Subsidiaries not to, amend, modify, repeal or waive (a) any rights of any Investor or any other member of the Oaktree Group provided by, or increase any obligations of any Investor or any other member of the Oaktree Group imposed by, the Bylaws or the Certificate of Incorporation, or (b) the Company’s related party transactions policy, the charter of the disclosure committee (or any successor committee performing a similar function), if any, or any similar policy applicable to the Oaktree Group in its capacity as a Beneficial Owner of shares of Voting Stock in a manner that disproportionately adversely affects the Investors or any other member of the Oaktree Group; provided that each Investor may waive the requirement that it consent to all or any of the foregoing actions at any time at the election of such Investor by providing written notice to the Company.

Section 1.05 Confidentiality.

(a) Each Investor and Management Holdings agrees to hold, and to use its reasonable efforts to cause its authorized representatives to hold, in strict confidence, the books and records of the Company and all information relating to the Company’s properties, operations, financial condition or affairs, in each case, which are furnished to it pursuant to the terms of this Agreement, including to a Director appointed in accordance with this Agreement (collectively, the “Confidential Information”). Notwithstanding anything herein to the contrary, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by an Investor, (ii) is or becomes available to an Investor or Management Holdings or any of their respective Authorized Recipients (as defined below) on a nonconfidential basis from a third-party source, which source, to the knowledge of such Investor or Management Holdings, as applicable, is not bound by a legal duty of confidentiality to the Company in respect of such Confidential Information, or (iii) is independently developed by an Investor or Management Holdings or its Authorized Recipients. Notwithstanding anything herein to the contrary, an Investor or Management Holdings may disclose any Confidential Information to (x) any of its representatives and (y) any Affiliates (the persons in clauses (x) and (y), collectively, the “Authorized Recipients”). If an Investor, Management Holdings or any of their respective Authorized Recipients is required or requested by law or regulation or any legal or judicial process to disclose any Confidential Information, if disclosure of Confidential Information is required by any Governmental Entity having authority over such Investor, Management Holdings or such Authorized Recipient, or if disclosure of Confidential Information is required in connection with the tax affairs of such Investor, Management Holdings or such Authorized Recipient, such Investor, Management Holdings or such Authorized Recipient, as the case may be, may disclose only such portion of such Confidential Information as may be required or requested without liability hereunder.

(b) For the avoidance of doubt, any Oaktree Designee may disclose any information about the Company and its Subsidiaries received by such Oaktree Designee (whether or not in his/her capacity as a Director of the Company) to the other Oaktree Designees and to the Investors; provided that any such information disclosed that would otherwise constitute Confidential Information shall be treated by the Investors in accordance with Section 1.05(a).

Section 1.06 Representations and Warranties. The Company represents and warrants to each Investor and Management Holdings that (i) the Company is duly authorized to execute, deliver and perform this Agreement; (ii) this Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; and (iii) the execution, delivery and performance by the Company of this Agreement does not violate or conflict with or result in a breach by the Company of or constitute (or with notice or lapse of time or both constitute) a default by the Company under the Certificate of Incorporation or Bylaws, any existing applicable law, rule, regulation, judgment, order, or decree of any governmental authority exercising any statutory or regulatory authority of any of the foregoing, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties or assets, or any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound.

Section 1.07 Miscellaneous.

(a) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (i) delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (iii) transmitted, if sent by email transmission before 5:00 p.m. New York time on a Business Day, and otherwise on the next Business Day. Such notices, demands and other communications shall be sent to the Company and the Investors at the addresses indicated below or, in each case, to any such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

If to the Investors, addressed as follows:

c/o Oaktree Capital Management, L.P.

11611 San Vicente Boulevard, Suite 700

Los Angeles, California 90049

Attention:  James Lee; Robert Wu

E-mail:   [***]; [***]

with a copy (which copy shall not constitute notice to the Investors) to:

Weil, Gotshal & Manges LLP

1999 Avenue of the Stars, Suite 1800

Los Angeles, CA 90067

Attention:  Tana Ryan; Alice Yuan

E-mail:   Tana.Ryan@weil.com; Alice.Yuan@weil.com

If to the Company, addressed as follows:

ITG, Inc.

2400 E. Commercial Boulevard, Suite 1800

Fort Lauderdale, Florida 33308

Attention:  Andrew Parrott

E-mail:   [***]

with a copy (which shall not constitute notice to the Company) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:  Joshua N. Korff; Michael Kim

E-mail:   Joshua.Korff@kirkland.com; Michael.Kim@kirkland.com

(b) Applicable Laws and Other Requirements. Nothing in this Agreement shall be construed to require the Investors, the Company or their respective directors, partners or fiduciaries to take, or fail to take, any action in violation of the laws, stock exchange listing requirements or fiduciary or other legal duties applicable to, in each case, the Investors, the Company and their respective directors, partners or fiduciaries. Further, nothing in this Agreement shall be construed to modify, limit or supersede any Investor’s rights as a Stockholder pursuant to the DGCL.

(c) Aggregation of Shares. For the avoidance of doubt, for purposes of determining whether any party meets any threshold contained herein which is based on having Beneficial Ownership of shares of the Voting Stock, such determinations or provisions shall be deemed to include all shares of Voting Stock of which any member of the Oaktree Group has Beneficial Ownership, provided such member of the Oaktree Group is a party to this Agreement or becomes party to this Agreement pursuant to Section 1.07(h).

(d) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(e) Headings and Sections. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the words “including” or “include” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “or,” “either” and “any” shall not be exclusive.

(f) Amendment. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and the Investors.

(g) Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition. Any waiver by the Company or any Investor of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall only be effective if executed in writing by the party making such waiver. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

(h) Successors and Assigns. All covenants and agreements contained in this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no Person claiming by, through or under a party (whether as such party’s successor in interest or otherwise), as distinct from such party itself, shall have any rights as, or in respect to, a party to this Agreement (including the right to approve or vote on any matter or to notice thereof). Notwithstanding anything herein to the contrary, each of the Investors may, in the sole discretion of such Investor, assign any rights granted to such Investor under this Agreement to any transferee thereof in connection with any transfer of Common Stock or Common Units to such transferee. In the event an Investor elects any such assignment, such Investor shall provide written notice of such assignment to the Company and shall cause the applicable transferee to become a party to this Agreement by executing a joinder to this Agreement in substantially the form attached hereto as Exhibit A.

(i) Counterparts. This Agreement may be executed simultaneously in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which shall be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

(j) Remedies. Each party hereto shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any applicable law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(k) Governing Law; Venue and Forum. This Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Court of Chancery of the State of Delaware and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom (together, the “Chosen Courts”), for the purposes of any Action arising out of this Agreement (and agrees that no such Action relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth in Section 1.07(a) shall be effective service of process for any Action in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any Action arising out of this Agreement or any of the other transactions contemplated by this Agreement in the Chosen Courts, or that any such Action, brought in any such court has been brought in an inconvenient forum.

(l) Mutual Waiver of Jury Trial. As a specifically bargained inducement for each of the parties to enter into this Agreement (with each party having had opportunity to consult counsel), each party hereto expressly and irrevocably waives the right to trial by jury in any lawsuit or legal proceeding relating to or arising in any way from this Agreement or the transactions contemplated herein, and any lawsuit or legal proceeding relating to or arising in any way to this Agreement or the transactions contemplated herein shall be tried in a court of competent jurisdiction by a judge sitting without a jury.

(m) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

(n) Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. There are no other agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein.

(o) Delivery by Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of facsimile, PDF, or electronic signature, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of facsimile, PDF, or electronic signature to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

(p) Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

(q) Termination. This Agreement shall terminate as it relates to Management Holdings and each Investor, or any transferee thereof joined to this Agreement in accordance with Section 1.07(h), at such time as Management Holdings or such Investor, or any transferee thereof, respectively, ceases to own any Equity Securities of the Company, except that such termination shall not affect (i) rights perfected or obligations incurred by such Investor or transferee, respectively, under this Agreement prior to such termination, and (ii) rights or obligations expressly stated to survive such cessation of ownership of Equity Securities of the Company, provided that any rights of the Investors and Management Holdings under the Registration Rights Agreement, the LLC Agreement or the Tax Receivable Agreement shall survive in accordance with the terms of the Registration Rights Agreement, the LLC Agreement and the Tax Receivable Agreement, respectively; and provided, further that any indemnification rights of the Investors shall survive such termination.

(r) Adjustments Upon Change of Capitalization. In the event of any change in the outstanding Equity Securities of the Company, by reason of dividends, splits, reverse splits, spin-offs, split-ups, recapitalizations, combinations, exchanges of shares and the like, the term “Voting Stock” shall refer to and include the Equity Securities received or resulting therefrom, but only to the extent such Equity Securities are received in exchange for or in respect of Voting Stock, and all ownership thresholds set forth in this Agreement shall be equitably adjusted to reflect such change.

(s) Effectiveness. This Agreement shall become effective upon the Closing on the IPO Date; provided, that this Agreement shall be of no force and effect (i) prior to the Closing and (ii) if the IPO has not been consummated within ten (10) Business Days from the date of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.

Company:
ITG, INC.

By:
Name:
Title:

Investors:
OCM POWER VI AIV HOLDINGS (DELAWARE), L.P.

By:
Name:
Title:

OAKTREE POWER OPPORTUNITIES FUND VI MASTER HOLDINGS (DELAWARE), L.P.

By:
Name:
Title:

Management Holdings:
ITG MANAGEMENT HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to Stockholders Agreement of ITG, Inc.]

EXHIBIT A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [   ], 20[  ] (this “Joinder”), is delivered pursuant to that certain Stockholders Agreement, dated as of [•], 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Stockholders Agreement”) of ITG, Inc., a Delaware corporation (the “Company”), by and among the Company and the parties signatory thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Stockholders Agreement.

1.

Joinder to the Stockholders Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Company, the undersigned hereby becomes a party to the Stockholders Agreement, with all the rights, privileges and responsibilities of [the Investors // Management Holdings] thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Stockholders Agreement as if it had been a signatory thereto as of the date thereof.

2.	Incorporation by Reference. All terms and conditions of the Stockholders Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.	Address. All notices under the Stockholders Agreement to the undersigned shall be directed to:

[Name]

[Address]

[City, State, Zip

Code] Attn:

Facsimile:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF PARTY]

By:
Name:
Title:

Acknowledged and agreed as of the date first set forth above: ITG, INC.

By:
Name: Title: